Pricing Agreement


LEHMAN BROTHERS INC.
CS FIRST BOSTON CORPORATION
MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
          INCORPORATED
As Representatives of the several
  Underwriters named in Schedule I hereto
c/o Lehman Brothers Inc.
Three World Financial Center
New York, New York  10285


                                                 February 6, 1995


Dear Sirs:

    Diamond Shamrock, Inc. (the "Company") proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions attached hereto, which relate to the Company's registration statements on Form S-3 (Nos. 33-67556 and 33-58744) (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, provided that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the addresses of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

    A supplement to the Prospectus relating to the Designated
Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

    Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

    If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                             Very truly yours,

                             DIAMOND SHAMROCK, INC.



                             By: /s/ R.C. BECKER


Accepted as of the date hereof:

LEHMAN BROTHERS INC.
CS FIRST BOSTON CORPORATION
MERRILL LYNCH, PIERCE, FENNER & SMITH
        INCORPORATED

By:  /s/ LEHMAN BROTHERS INC.


By: /s/ JAMES H. MANGES

   On behalf of each of the Underwriters

                                  SCHEDULE I

                                       Principal Amount of
                                       Designated Securities
Underwriter                                            to be
Purchased

Lehman Brothers Inc.  . . . . . . . .       $ 25,000,000
CS First Boston Corporation . . . . .       $ 25,000,000
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated . . . . . . .       $ 25,000,000
    Total  . . . . . . . . . . . . .        $ 75,000,000

                               SCHEDULE II


Title of Designated Securities:
    8 3/4% Debentures due June 15, 2015

Aggregate principal amount:
    $75,000,000

Price to Public:
    100% of the principal amount of the Designated Securities, plus accrued interest, if any, from February 13, 1995 to the Time of Delivery

Purchase Price by Underwriters:
    99.125% of the principal amount of the Designated Securities,
plus accrued     interest, if any, from February 13, 1995 to the
Time of Delivery

Specified funds for payment of purchase price:
    New York Clearing House (next day) funds

Maturity:
    June 15, 2015

Interest Rate:
    8 3/4% per annum

Interest Payment Dates:
    June 15 and December 15, commencing on June 15, 1995

Redemption Provisions:
    The Designated Securities may not be redeemed prior to maturity.

Indenture:
    Indenture, as amended, dated as of December 15, 1989 between
the Company     and The First National Bank of Chicago, as
Trustee

Time of Delivery:
    10:00 A.M., New York City time, February 13, 1995

Method of Delivery:  Delivery of the Designated Securities will
be made     through the facilities of The Depository Trust
Company

Closing Location:
    Offices of Simpson Thacher & Bartlett, 425 Lexington Avenue,
  New York, New York  10017-3909

Names and Addresses of Representatives:
    Lehman Brothers Inc.
    Three World Financial Center
    New York, New York  10285

    CS First Boston Corporation
    Park Avenue Plaza
    55 East 52nd Street
    New York, New York  10055

    Merrill Lynch, Pierce, Fenner & Smith
           Incorporated
    North Tower
    World Financial Center
    New York, New York  10281